Exhibit 4.3

Execution Version

TENTH SUPPLEMENTAL INDENTURE,

by and among

GLP CAPITAL, L.P.

and GLP FINANCING II, INC.,

as Issuers,

and

GAMING AND LEISURE PROPERTIES, INC.,

as Parent Guarantor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

Dated as of June 25, 2020

TABLE OF CONTENTS

		Page
ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01	Definitions	1
Section 1.02	Other Definitions	8
Section 1.03	Rules of Construction	8

ARTICLE II.

THE NOTES

Section 2.01	Creation of the Notes; Designations	9
Section 2.02	Forms Generally	9
Section 2.03	Title and Terms of Notes	10
Section 2.04	Transfer and Exchange	11

ARTICLE III.

REDEMPTION AND PREPAYMENT

Section 3.03	Notice of Redemption	12
Section 3.07	Optional Redemption and Gaming Redemption	12

ARTICLE IV.

COVENANTS

Section 4.03	Reports	13
Section 4.09	Master Lease	13
Section 4.11	Offer to Repurchase upon Change of Control and Ratings Decline	13

ARTICLE V.

SUCCESSORS

ARTICLE VI.

DEFAULTS AND REMEDIES

Section 6.01	Events of Default	14
Section 6.02	Acceleration	14

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ARTICLE VII.

TRUSTEE

Section 7.12	Withholding	15

ARTICLE VIII.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.03	Covenant Defeasance	15
Section 8.04	Conditions to Legal or Covenant Defeasance	15

ARTICLE IX.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01	Without Consent of Holders of Notes	16

Section 9.02	With Consent of Holders of Notes	16

ARTICLE X.

GUARANTEES

Section 10.04	Execution and Delivery of Guarantee and Supplemental Indenture	16

ARTICLE XI.

SATISFACTION AND DISCHARGE

ARTICLE XII.

MISCELLANEOUS

Section 12.01	Effect of Tenth Supplemental Indenture	17
Section 12.02	Governing Law	17
Section 12.03	No Adverse Interpretation of Other Agreements	18
Section 12.04	Successors	18
Section 12.05	Severability	18
Section 12.06	Counterpart Originals	18
Section 12.07	Table of Contents, Headings, etc	18
Section 12.08	Beneficiaries of this Tenth Supplemental Indenture	18
Section 12.09	No Personal Liability of Directors, Officers, Employees and Stockholders	19

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EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Guarantee

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TENTH SUPPLEMENTAL INDENTURE (this “Tenth Supplemental Indenture”), dated as of June 25, 2020 (the “Series Issue Date”), among GLP Capital, L.P., a Pennsylvania limited partnership (the “Operating Partnership”), GLP Financing II, Inc., a Delaware corporation (“Capital Corp.” and, together with the Operating Partnership, the “Issuers”), Gaming and Leisure Properties, Inc., a Pennsylvania corporation (the “Parent Guarantor”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WHEREAS, the Issuers, the Parent Guarantor and the Trustee entered into an Indenture, dated as of October 30, 2013 (the “Original Indenture” and, as amended, supplemented and modified by the First Supplemental Indenture, dated as of March 28, 2016, the “Base Indenture”), providing for the issuance from time to time of one or more series of the Issuers’ Notes;

WHEREAS, Section 2.01 of the Base Indenture permits the forms and terms of the Notes of any series to be established in a Series Supplemental Indenture;

WHEREAS, the Issuers have requested the Trustee to join with them and the Parent Guarantor in the execution of this Tenth Supplemental Indenture in order to supplement the Base Indenture by, among other things, establishing the forms and certain terms of a series of Notes to be known as the Issuers’ 4.000% Senior Notes due 2031 and adding certain provisions thereto for the benefit of the Holders of the Notes of such series;

WHEREAS, the Issuers have furnished the Trustee with a duly authorized and executed Issuers Order dated the date hereof authorizing the execution of this Tenth Supplemental Indenture and the issuance of the Notes established hereby; and

WHEREAS, all things necessary to make this Tenth Supplemental Indenture a valid, binding and enforceable agreement of the Issuers, the Parent Guarantor and the Trustee and a valid supplement to the Base Indenture have been done;

NOW, THEREFORE, the Issuers, the Parent Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes established hereby:

ARTICLE I.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

The Base Indenture as amended and supplemented by this Tenth Supplemental Indenture is collectively referred to as the “Indenture.” All capitalized terms which are used herein and not otherwise defined herein are defined in the Base Indenture and are used herein with the same meanings as in the Base Indenture. If a capitalized term is defined both in the Base Indenture and this Tenth Supplemental Indenture, the definition in this Tenth Supplemental Indenture shall apply to the Notes established hereby (and any Guarantee in respect thereof).

“2013 Offering Memorandum” means the offering memorandum of the Issuers, dated October 23, 2013.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the arithmetic mean of the weekly average yield to maturity (representing the average of the daily rates for the immediately preceding week) available through the most recent Statistical Release under the heading “Week Ending” for “U.S. Government Securities—Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining term of the applicable series of notes being redeemed as of such redemption date, calculated as if the maturity date of such notes was the Par Call Date (the “Remaining Life”). If no maturity exactly corresponds to such Remaining Life, yields for the next shortest and next longest published maturities most closely corresponding to such Remaining Life shall be calculated pursuant to the immediately preceding sentence and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Adjusted Treasury Rate, the most recent Statistical Release published at least two business days prior to the redemption date (or at least two business days prior to the relevant Deposit Date (as defined below) in connection with a satisfaction and discharge of the such notes in accordance with the terms of the Indenture) shall be used.

“Capitalized Value” means, with respect to the Master Lease Properties or any other group of related properties or any other property, the Property EBITDA of the Master Lease Properties or such other group of related properties or such property, as the case may be, for the most recent four completed fiscal quarters divided by 8.25%.

“Consolidated EBITDA” means, for the applicable test period, the net income (or net loss) of the Issuers and their Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, except to the extent that GAAP is not applicable, including, without limitation, with respect to the determination of all extraordinary, non-cash and non-recurring items ((x) excluding, without duplication, gains (or losses) from dispositions of depreciable real estate investments, property valuation losses and impairment charges and (y) before giving effect to cash dividends on preferred units of the Issuers or charges resulting from the redemption of preferred units of the Issuers attributable to the Issuers and their Subsidiaries for such period determined on a consolidated basis in conformity with GAAP);

(1) plus, without duplication and solely to the extent already deducted (and not added back) in arriving at such net income (or net loss), the sum of the following amounts for such period:

(a) interest expense (whether paid or accrued and whether or not capitalized);

(b) income tax expense;

(c) depreciation expense;

(d) amortization expense;

(e) extraordinary, non-recurring and unusual items, charges or expenses (including, without limitation, impairment charges, fees, costs and expenses relating to the Transactions, prepayment penalties and costs, fees or expenses incurred in connection with any capital markets offering, debt financing, or amendment thereto, redemption or exchange of indebtedness, lease termination, business combination, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed));

(f) expenses and losses associated with hedging agreements;

(g) expenses and losses resulting from fluctuations in foreign exchange rates;

(h) other non-cash items, charges or expenses reducing net income (or increasing net loss) (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made in which case, at the election of the Issuers such items may be added back when accrued and deducted from net income when paid in cash, or given effect (and not added back to net income) when accrued or reserved);

(i) the amount of integration costs deducted (and not added back) in such period in computing the net income (or net loss);

(j) severance, relocation costs, signing costs, retention or completion bonuses, transition costs, curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities);

(k) equity based compensation; and

(l) to the extent not included in net income or, if otherwise excluded from Consolidated EBITDA due to the operation of clause (2)(a) below, the amount of insurance proceeds received during such period, or after such period and on or prior to the date the calculation is made with respect to such period, attributable to any property which has been closed or had operations curtailed for such period; provided that such amount of insurance proceeds shall only be included pursuant to this clause (l) to the extent of the amount of insurance proceeds plus Consolidated EBITDA attributable to such property for such period (without giving effect to this clause (l)) does not exceed Consolidated EBITDA attributable to such property during the most recent four consecutive fiscal quarter period that such property was fully operational (or if such property has not been fully operational for the most recent such period prior to such closure or curtailment, the Consolidated EBITDA attributable to such property during the consecutive fiscal quarter period prior to such closure or curtailment (for which financial results are available) annualized over four fiscal quarters);

(2) minus, without duplication and solely to the extent included in arriving at such net income (or net loss), the sum of the following amounts for such period:

(a) extraordinary, non-recurring and unusual gains (other than insurance proceeds);

(b) gains attributable to hedging agreements;

(c) non-cash gains resulting from fluctuations in foreign exchange rates; and

(d) other non-cash gains increasing net income (or decreasing net loss) other than accruals in the ordinary course.

For purposes of this definition, net income (net loss) shall only include the Issuers’ Ownership Share of net income (net loss) of their non-wholly owned Subsidiaries and Unconsolidated Affiliates and, accordingly, there shall be no deduction from net income or Consolidated EBITDA for non-controlling or minority interests in such Persons.

Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period. For purposes of calculating Consolidated EBITDA, all amounts shall be as reasonably determined by an Issuer, and in accordance with GAAP except to the extent that GAAP is not applicable, including, without limitation, with respect to the determination of extraordinary, non-cash or non-recurring items.

“Credit Facility” means the Credit Agreement, dated October 28, 2013, among the Operating Partnership, as the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, L/C Issuer and Swingline Lender and the parties named therein as Co-Syndication Agents, Documentation Agents, Joint Physical Bookrunners and Joint Lead Arrangers, and the lenders from time to time party thereto, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended through the Issue Date and as amended, modified, renewed, refunded, restructured, replaced or refinanced from time to time including increases in principal amount (whether the same are provided by the original agents and lenders under such Credit Facility or other agents or other lenders).

“Existing Notes” means the Issuers’ 5.375% Senior Notes due 2023, 3.350% Senior Notes due 2024, 5.250% Senior Notes due 2025, 5.375% Senior Notes due 2026, 5.750% Senior Notes due 2028, 5.30% Senior Notes due 2029 and 4.000% Senior Notes due 2030.

“Fitch” means Fitch Ratings, Inc. doing business as Fitch Ratings, or any successor thereto.

“GAAP” means generally accepted accounting principles set forth as of the relevant date in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), including, without limitation, any Accounting Standards Codifications, which are applicable to the circumstances as of the date of determination; provided that if, as of a particular date as of which compliance with the covenants contained in this Indenture is being determined, there have been changes in generally accepted accounting principles from those that applied to the consolidated financial statements of either Issuer or the Guarantor for the year ended December 31, 2019, the Issuers may, in their sole discretion, determine compliance with the covenants contained in this Indenture using generally accepted accounting principles, consistently applied, as in effect as of the end of any fiscal quarter selected by the Issuers, in its sole discretion, that is on or after December 31, 2019 and prior to the date as of which compliance with the covenants in this Indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP; provided further that, in the case of GAAP or Fixed GAAP, (1) any lease that is accounted for by any Person as an operating lease as of the Series Issue Date, (2) the Pinnacle Master Lease and (3) any similar lease to either lease referred to in clauses (1) and (2) and entered into after the Series Issue Date by any Person may, in the sole discretion of the Operating Partnership, be accounted for as an operating lease for purposes of the Notes and this Indenture (and shall not constitute a capitalized lease).

“Gaming Approval” means any and all approvals, licenses, authorizations, permits, consents, rulings, orders or directives (a) relating to any gaming business (including pari-mutuel betting) or enterprise, including to enable the Issuers or any of their Subsidiaries or Affiliates to engage in or manage the casino, gambling, horse racing or gaming business or otherwise continue to conduct or manage such business substantially as is presently conducted or managed or contemplated to be conducted or managed following the Series Issue Date or (b) required by any Gaming Law.

“Indebtedness” means, as of any date of determination, all indebtedness for borrowed money of the Issuers and their Subsidiaries that is included as a liability on the Consolidated Financial Statements of the Issuers in accordance with GAAP, excluding: (i) any indebtedness to the extent Discharged or to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee or other agent with respect to third party indebtedness), (ii) Intercompany Debt, (iii) all liabilities associated with customary exceptions to non-recourse indebtedness, such as for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions and (iv) any redeemable equity interest in the Issuers; provided that Indebtedness of a Subsidiary of any of the Issuers that is not a wholly owned Subsidiary of the Issuers shall be reduced to reflect the Issuers’ proportionate interest therein.

“Issue Date” means June 25, 2020.

“Permitted Debt” means:

(1) Indebtedness incurred under the Credit Facilities on or prior to the date of hereof; and

(2) Indebtedness represented by the Existing Notes.

“PNGI” means Penn National Gaming, Inc., a Pennsylvania corporation.

“Pinnacle” means Pinnacle Entertainment, Inc., a Delaware corporation.

“Pinnacle Master Lease” means that certain Master Lease, dated as of April 28, 2016, between Pinnacle MLS, LLC, as tenant, and Gold Merger Sub, LLC (as successor to Pinnacle), as landlord, as such Master Lease has been amended through the Issue Date and may be amended, supplemented, or modified from time to time.

“pro forma basis” means:

(1) For purposes of calculating the amount of Total Debt or Secured Debt or Unsecured Debt under Section 4.07 hereof, there shall be excluded Indebtedness to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee or other agent with respect to third party indebtedness) or which has been repaid, discharged, defeased (whether by covenant or legal defeasance), retired, repurchased or redeemed or otherwise satisfied on or prior to the date such calculation is being made or for which the Parent Guarantor, the Issuers or any of their Subsidiaries has irrevocably made a deposit to repay, defease (whether by covenant or legal defeasance), discharge, repurchase, retire or redeem or otherwise satisfy or called for redemption, defeasance (whether by covenant or legal defeasance), discharge, repurchase or retirement, on or prior to the date such calculation is being made (collectively, “Discharged”);

(2) For purposes of calculating the Coverage Ratio:

(a) in the event that the Issuers or any of their Subsidiaries incurs, assumes, guarantees or Discharges any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the Coverage Ratio is being calculated and on or prior to the date such calculation is being made, then the Coverage Ratio will be calculated giving pro forma effect thereto, and the use of the proceeds therefrom (including any such transaction giving rise to the need to calculate the Coverage Ratio), in each case, as if the same had occurred at the beginning of the applicable four-quarter period and Interest Expense relating to any such Indebtedness that has been Discharged or to the extent secured by cash, cash equivalents or marketable securities (it being understood that cash collateral shall be deemed to include cash deposited with a trustee or other agent with respect to third party indebtedness) shall be excluded;

(b) acquisitions or investments that have been made by the Issuers or any of their Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter period or subsequent to such period and on or prior to the date such calculation is being made, and the change in Consolidated EBITDA resulting therefrom, will be given pro forma effect as if they had occurred on the first day of the four-quarter period, and Consolidated EBITDA for such period shall include the Consolidated EBITDA of the acquired entities or applicable to such investments, and related transactions, and shall otherwise be calculated on a pro forma basis;

(c) (a) any Person that is a Subsidiary on the date such calculation is being made will be deemed to have been a Subsidiary at all times during the applicable four-quarter period, and (b) any Person that is not a Subsidiary on the date such calculation is being made will be deemed not to have been a Subsidiary at any time during the applicable four-quarter reference period;

(d) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date such calculation is being made, will be excluded;

(e) the Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date such calculation is being made, will be excluded, but only to the extent that the obligations giving rise to such Interest Expense will not be obligations of the Issuers or any of their Subsidiaries following the date such calculation is being made; and

(f) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Issuers may designate.

“Prospectus Supplement” means the prospectus supplement, dated as of June 17, 2020, relating to the issuance and sale of the Notes.

“Statistical Release” means the statistical release designated “H.15” or any successor publication which is published weekly by the Federal Reserve System (or companion online data resource published by the Federal Reserve System) and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under this Indenture, then such other reasonably comparable index designated by the Company.

“Total Asset Value” means, as of any date, the sum of the following without duplication: (a) the sum of the Asset Values for all assets constituting Income Properties, Development Properties, Redevelopment Properties or undeveloped land owned by the Issuers or any of their Subsidiaries at such date, plus (b) an amount (but not less than zero) equal to all unrestricted cash and cash equivalents on hand of the Issuers and their Subsidiaries (including the proceeds of the Indebtedness to be incurred), plus(c) earnest money deposits associated with potential acquisitions as of such date, plus (d) the book value (determined in accordance with GAAP) (but determined without giving effect to any depreciation or amortization) of all other investments held by the Issuers and their Subsidiaries at such date (exclusive of accounts receivable and non-real estate intangible assets). Total Asset Value shall be adjusted in the case of assets owned by Subsidiaries of the Issuers which are not wholly owned Subsidiaries of the Issuers to reflect the Issuers’ Ownership Share therein.

“Total Unencumbered Asset Value” means, as of any date of determination, the Total Asset Value for all assets owned by the Issuers or one of their Subsidiaries at such date that are not subject to any Lien which secures Indebtedness of the Issuers and their Subsidiaries; provided, however, that all investments by the Issuers and their Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Asset Value to the extent such investments would have otherwise been included.

Section 1.02 Other Definitions.

Additional Notes	2.03
Base Indenture	Preamble
Deposit Date	11.01
Interest Payment Date	2.03	(c)
Par Call Date	Exhibit A

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) the words “include,” “including” and other words of similar import mean “include, without limitation” or “including, without limitation,” regardless of whether any reference to “without limitation” or words of similar import is made; and the included items do not limit the scope of the more general terms; and the listed included items are covered whether or not they are within the scope of the more general terms;

(f) references to “defeasance” shall mean both covenant defeasance and legal defeasance, unless otherwise specified;

(g) provisions apply to successive events and transactions; and

(h) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

ARTICLE II.

THE NOTES

Section 2.01 Creation of the Notes; Designations.

In accordance with Section 2.01 of the Base Indenture, the Issuers hereby create a series of Notes issued pursuant to the Indenture. The Notes of this series shall be known and designated as the “4.000% Senior Notes due 2031” of the Issuers. The Notes of this series shall be entitled to the benefits of the Guarantee of the Parent Guarantor or any Guarantor that may hereafter execute a supplemental indenture in accordance with Section 10.04 of the Base Indenture, each such Guarantee to be governed by Article X of the Base Indenture (including without limitation the provisions for release of such Guarantee in respect of the Notes of this series pursuant to Sections 10.02 and 10.07 of the Base Indenture).

Section 2.02 Forms Generally.

(a) General. The Notes of this series and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes of this series may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note of this series shall be dated the date of its authentication. The Notes of this series shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes of this series will constitute, and are hereby expressly made, a part of this Tenth Supplemental Indenture and the Issuers, the Parent Guarantor and the Trustee, by their execution and delivery of this Tenth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note of this series conflicts with the express provisions of this Tenth Supplemental Indenture, the provisions of this Tenth Supplemental Indenture shall govern and be controlling.

(b) Global Notes. Notes of this series issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes of this series issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note of this series of Notes shall represent such of the outstanding Notes of this series as will be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes of this series from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes of this series represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes of this series represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, as required by Section 2.07 of the Base Indenture, in accordance with instructions given by the Holder thereof.

Section 2.03 Title and Terms of Notes.

The aggregate principal amount of Notes of this series which shall be authenticated and delivered on the Series Issue Date under the Indenture shall be $500,000,000; provided, however, that subject to the Issuers’ compliance with Section 4.07 of the Base Indenture, the Issuers from time to time, without giving notice to or seeking the consent of the Holders of Notes of this series, may issue additional Notes (the “Additional Notes”) in any amount having the same terms as the Notes of this series in all respects, except for the issue date, the issue price and the initial Interest Payment Date. Any such Additional Notes shall be authenticated by the Trustee upon receipt of an Issuers Order and an Officer’s Certificate and Opinion of Counsel to that effect, and when so authenticated, will constitute “Notes” for all purposes of the Indenture and will (together with all other Notes of this series issued under the Indenture) constitute a single series of Notes under the Indenture.

(a) The Notes of this series issued on the Series Issue Date will be issued at an issue price of 98.827% of the principal amount thereof.

(b) The principal amount of the Notes of this series is due and payable in full on January 15, 2031, unless earlier redeemed or repurchased.

(c) The Notes of this series shall bear interest (computed on the basis of a 360-day year comprised of twelve 30-day months) at the rate of 4.000% per annum from the Series Issue Date until maturity; and interest will be payable semi-annually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing January 15, 2021, to the Persons in whose name such Notes of this series were registered at the close of business on the preceding January 1 or July 1, respectively.

(d) Principal of and interest on the Notes of this series shall be payable as set forth in Exhibit A.

(e) Other than as provided in Article III of this Tenth Supplemental Indenture, the Notes of this series shall not be redeemable.

(f) The Notes of this series shall not be entitled to the benefit of any mandatory redemption or sinking fund.

(g) The Notes of this series shall not be convertible into any other securities.

(h) The Notes of this series will be unsubordinated debt securities and will be entitled to unsubordinated Guarantees of the Parent Guarantor in accordance with the terms of the Indenture.

(i) The Issuers initially appoint the Trustee as Registrar and Paying Agent with respect to the Notes of this series until such time as the Trustee has resigned or a successor has been appointed. The Trustee accepts the appointment as Registrar and Paying Agent with respect to the Notes.

(j) The Notes of this series will initially be evidenced by one or more Global Notes issued in the name of Cede & Co., as nominee of The Depository Trust Company.

(k) The Issuers shall pay principal of, premium, if any, and interest on the Notes of this series in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Section 2.04 Transfer and Exchange.

The Notes of this series shall be issued in registered form and shall be transferable only upon the presentation or surrender of a Note of this series for registration of transfer and in compliance with Article II of the Base Indenture.

When Notes of this series are presented to the Registrar or a co-registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of this series of other denominations, the Registrar will register the transfer or make the exchange as requested if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Notes of this series at the Registrar’s request. A Holder of Notes of this series may transfer or exchange Notes of this series only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder of Notes of this series to, among other things, furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Prior to due presentment of any Note of this series for registration of transfer, the Issuers, the Trustee, any agent of the Issuers or the Trustee, the Paying Agent and the Registrar may deem and treat the Person in whose name a Note of this series is registered as the absolute owner of such Note for all purposes, including for the purpose of receiving payment of principal of, and any premium and any interest, if any, on such Note, whether or not such Note be overdue, and none of the Issuers, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any holder of a beneficial interest in a Global Note of this series shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the holder of such Global Note (or its agent) or (b) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

All Notes of this series issued upon any transfer or exchange pursuant to the terms of the Indenture shall evidence the same debt and shall be entitled to the same benefits under the Indenture as such Notes surrendered upon such transfer or exchange.

With respect to this series of Notes, Section 2.07(i)(ii) of the Base Indenture shall be amended to delete “, 4.11”.

ARTICLE III.

REDEMPTION AND PREPAYMENT

The provisions of Article III of the Base Indenture shall apply in the case of redemption of Notes of this series pursuant to this Article III, other than as amended below:

Section 3.01 Notices to Trustee.

With respect to this series of Notes, Section 3.01 of the Base Indenture shall be amended by replacing the reference to “30 days” with “15 days.”

Section 3.02 Selection of Notes To Be Redeemed.

With respect to this series of Notes, Section 3.02 of the Base Indenture shall be amended by replacing the reference to “30 days” with “15 days.”

Section 3.03 Notice of Redemption.

With respect to this series of Notes, Section 3.03(a) of the Base Indenture shall be amended and restated in its entirety as follows:

At least 15 days but not more than 60 days before a redemption date for a series of Notes, the Issuers shall mail or cause to be mailed, by first class mail (or in the case of Global Notes, given pursuant to applicable DTC procedures), a notice of redemption to each Holder whose Notes of such series are to be redeemed at its registered address, except that (i) redemption notices may be mailed or given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes (whether by covenant or legal defeasance) or a satisfaction and discharge of this Indenture and (ii) redemption notices may be mailed less than 15 or more than 60 days prior to a redemption date if so required by any applicable Gaming Authority in connection with a redemption described under Section 3.07(b) hereof.

Section 3.07 Optional Redemption and Gaming Redemption.

With respect to this series of Notes, Section 3.07 of the Base Indenture shall be amended and restated in its entirety as follows:

At the option of the Issuers, the Notes of this series may be redeemed, in whole or in part, at any time or from time to time, subject to the conditions and at the redemption prices set forth in Section 5 of the Form of Note set forth in Exhibit A to this Tenth Supplemental Indenture, which are hereby incorporated by reference and made part of this Tenth Supplemental Indenture.

The Issuers shall notify the Trustee in writing of any such redemption as soon as practicable. The Holder or Beneficial Owner applying for license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability.

Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE IV.

COVENANTS

With respect to this series of Notes, Article IV of the Base Indenture shall be amended as follows:

Section 4.03 Reports.

Section 4.03(b) shall be amended by inserting the words “with written instructions” after the first appearance of the word “Trustee” therein.

Section 4.03(d) shall be amended and restated in its entirety as follows: “Intentionally omitted.”

Section 4.09 Master Lease.

Section 4.09 shall be amended and restated in its entirety as follows: “Intentionally omitted.”

Section 4.11 Offer to Repurchase upon Change of Control and Ratings Decline.

Section 4.11 shall be amended and restated in its entirety as follows: “Intentionally omitted.”

ARTICLE V.

SUCCESSORS

With respect to this series of Notes, Section 5.01 of the Base Indenture shall be amended as follows:

(a) by replacing the first instance of the word “corporation” in paragraph (a) thereof with “entity”.

(b) by replacing the words “the Notes, this Indenture and the applicable Registration Rights Agreements(s)” in paragraph (a) thereof with “the Notes and this Indenture”;

(c) by replacing the words “the Notes, this Indenture and the Registration Rights Agreement” in paragraph (b) thereof with “the Notes and this Indenture”; and

(d) by deleting clause (4) in paragraph (b) in its entirety.

With respect to this series of Notes, Section 5.02 of the Base Indenture shall be amended to delete the word “, lease” in all instances in which it appears.

ARTICLE VI.

DEFAULTS AND REMEDIES

With respect to this series of Notes, Article VI of the Base Indenture shall be amended as follows:

Section 6.01 Events of Default. Section 6.01 shall be amended as follows:

(a) clause (4) of paragraph (a) shall be amended and restated in its entirety as follows:

“a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of the Issuers’ recourse Indebtedness (or the payment of which the Issuers’ guarantee), whether such Indebtedness or guarantee now exists, or is created after the date of this Indenture, if that default: (i) is caused by a failure to pay principal of such Indebtedness at final maturity (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity (which, in the case of (i) or (ii), such Indebtedness has not been Discharged or acceleration in respect of such Indebtedness has not been rescinded, annulled or cured within 20 Business Days after receipt by the Issuers of notice from the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding specifying such default), and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more;” and

(b) clause (7) of paragraph (a) shall be amended and restated in its entirety as follows: “Intentionally omitted.”

Section 6.02 Acceleration. Section 6.02 shall be amended and restated in its entirety as follows:

“If any Event of Default (other than an Event of Default specified in Section 6.01(a)(5) or (6) hereof with respect to the Issuers) occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Series Supplemental Indenture, as contemplated by Section 2.01, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes (or then outstanding Notes of such series in case of an Event of Default specific to such series) may declare all the Notes (or all the Notes of such series, as applicable) to be due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in Section 6.01(a)(5) or (6) hereof occurs with respect to the Issuers, all outstanding Notes shall be due and payable immediately without further action or notice. The Holders of a majority in aggregate principal amount of the then outstanding Notes (or then outstanding Notes of such series in case of an Event of Default specific to such series) by written notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if the Trustee shall have received an Officer’s Certificate that all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.”

ARTICLE VII.

TRUSTEE

With respect to this series of Notes, Article VII of the Base Indenture shall be amended to add a new Section 7.12 as follows:

Section 7.12 Withholding. The Trustee shall be entitled to make a deduction or withholding from any payment which it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto or by virtue of the relevant Holder failing to satisfy any certification or other requirements in respect of the Notes, in which event the Trustee shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax. In connection with any proposed exchange of a Definitive Note for a beneficial interest in a Global Note, the Issuers shall be required to use commercially reasonable efforts to provide or cause to be provided to the Trustee all information reasonably requested by the Trustee that is necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended. The Trustee shall be entitled to rely on the information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.”

ARTICLE VIII.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.03 Covenant Defeasance. With respect to this series of Notes, Section 8.03 of the Base Indenture shall be amended to delete “,4.09, 4.11”.

Section 8.04 Conditions to Legal or Covenant Defeasance. With respect to this Series of Notes, paragraph (a) of Section 8.04 of the Base Indenture shall be amended and restated in its entirety as follows:

“(a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of such series of Notes to be defeased, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as shall be sufficient, in the opinion or based on the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm to pay the principal of, premium, and accrued and unpaid interest on the outstanding Notes to be defeased on the Stated Maturity or on a redemption date, as the case may be, and the Issuers must specify whether the Notes of such series are being defeased to maturity or to a particular redemption date provided that, with respect to any redemption pursuant to Section 3.07(a), the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is so deposited with the Trustee equal to the redemption amount computed using the Adjusted Treasury Rate as of the Deposit Date;”

ARTICLE IX.

AMENDMENT, SUPPLEMENT AND WAIVER

With respect to this series of Notes, Article IX of the Base Indenture shall be amended as follows:

Section 9.01 Without Consent of Holders of Notes. Section 9.01(i) shall be amended to include the words “or the Prospectus Supplement” after the words “Offering Memorandum”.

Section 9.02 With Consent of Holders of Notes. Section 9.02 shall be amended as follows:

(a) the first paragraph thereof shall be amended to delete “(including Section 4.11 hereof)”;

(b) clause (b) thereof shall be amended to delete “other than provisions relating to the covenants described under Section 4.11 hereof);” and

(c) clause (g) thereof shall be amended to delete “(other than a payment required by the covenant described under Section 4.11 hereof)”.

ARTICLE X.

GUARANTEES

Section 10.04 Execution and Delivery of Guarantee and Supplemental Indenture.

To evidence its Guarantee of the Notes, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form included in Exhibit B shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee.

ARTICLE XI.

SATISFACTION AND DISCHARGE

With respect to this series of Notes, Section 11.01(a)(ii) of the Base Indenture shall be amended and restated in its entirety as follows:

“all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as shall be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued and unpaid interest to, but not including the date of maturity or redemption; provided that, in the event that any portion of the trust funds so deposited consist of non-callable Government Securities, the sufficiency of such trust funds shall be determined based upon the opinion or the report of a nationally recognized firm of independent public accountants, investment bank or appraisal firm; provided further that, with respect to any redemption pursuant to Section 3.07(a), the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is so deposited with the Trustee equal to the redemption amount computed using the Adjusted Treasury Rate as of the date of such deposit with the Trustee (the date of any such deposit, including any such deposit in connection with a Legal Defeasance or Covenant Defeasance, a “Deposit Date”);”

ARTICLE XII.

MISCELLANEOUS

Section 12.01 Effect of Tenth Supplemental Indenture.

This Tenth Supplemental Indenture is a Series Supplemental Indenture within the meaning of Section 2.01 of the Base Indenture, and the Base Indenture shall (notwithstanding Section 12.09 thereof or Section 12.03 hereof) be read together with this Tenth Supplemental Indenture and shall have the same effect over the Notes of this series, in the same manner as if the provisions of the Base Indenture and this Tenth Supplemental Indenture were contained in the same instrument. The provisions of the Base Indenture providing protections or rights to the Trustee are incorporated herein mutatis mutandis.

In all other respects, the Base Indenture is confirmed by the parties hereto as supplemented by the terms of this Tenth Supplemental Indenture.

Section 12.02 Governing Law.

THIS TENTH SUPPLEMENTAL INDENTURE, THE NOTES AND ANY GUARANTEE OF THE NOTES PURSUANT TO THE INDENTURE AS SUPPLEMENTED BY THIS TENTH SUPPLEMENTAL INDENTURE (EACH A “NOTE GUARANTEE”) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B).

EACH OF THE PARTIES HERETO (A) IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT WILL NOT ACCEPT JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK OR ANY COURT OF COMPETENT CIVIL JURISDICTION SITTING IN NEW YORK COUNTY, NEW YORK, (B) UNCONDITIONALLY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE ANY CLAIMS THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE ABOVE COURTS, THAT SUCH ACTION OR SUIT IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH ACTION, SUIT OR OTHER PROCEEDING IS IMPROPER AND AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS TENTH SUPPLEMENTAL INDENTURE OR THE NOTES IN ANY COURT OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR, IF SUCH COURT WILL NOT ACCEPT JURISDICTION, THE SUPREME COURT OF THE STATE OF NEW YORK OR ANY COURT OF COMPETENT CIVIL JURISDICTION SITTING IN NEW YORK COUNTY, NEW YORK.

Section 12.03 No Adverse Interpretation of Other Agreements.

Subject to Section 12.01, this Tenth Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their Subsidiaries or of any other Person. Subject to Section 12.01, any such other indenture, loan or debt agreement may not be used to interpret this Tenth Supplemental Indenture.

Section 12.04 Successors.

All agreements of the Issuers in this Tenth Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Tenth Supplemental Indenture shall bind its successors.

Section 12.05 Severability.

In case any provision in this Tenth Supplemental Indenture, the Notes or any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.06 Counterpart Originals.

The parties may sign any number of copies of this Tenth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

The exchange of copies of this Tenth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Tenth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Tenth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.07 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Tenth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Tenth Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.08 Beneficiaries of this Tenth Supplemental Indenture.

Nothing in this Tenth Supplemental Indenture, the Notes of this series or any Note Guarantee, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes of this series, any benefit or any legal or equitable right, remedy or claim under this Tenth Supplemental Indenture.

Section 12.09 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or direct or indirect partner, member or stockholder, past, present or future, of the Issuers, the Parent Guarantor, any other Guarantor or any successor entity, as such, will have any liability for any obligations of the Issuers or the Guarantors under this Tenth Supplemental Indenture, the Notes or any Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes of this series by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed, all as of the date first written above.

GLP CAPITAL, L.P.

By: GAMING AND LEISURE PROPERTIES, INC., its general partner

By:	/s/ Steven T. Snyder
	Name:	Steven T. Snyder
	Title:	Chief Financial Officer

GLP FINANCING II, INC.

By:	/s/ Steven T. Snyder
	Name:	Steven T. Snyder
	Title:	Chief Financial Officer

GAMING AND LEISURE PROPERTIES, INC., as Parent Guarantor

By:	/s/ Steven T. Snyder
	Name:	Steven T. Snyder
	Title:	Chief Financial Officer

[Signature page to Tenth Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Signature page to Tenth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO GLP CAPITAL, L.P. AND GLP FINANCING II, INC., OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUIRED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Face of Note]

CUSIP: 361841 AQ2

4.000% Senior Notes due 2031

No. [ ]	$ [ ]

GLP CAPITAL, L.P. and GLP FINANCING II, INC. promise to pay to CEDE & CO. or registered assigns, the principal sum of [        ] Dollars on January 15, 2031.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

GLP CAPITAL, L.P.

By: GAMING AND LEISURE PROPERTIES, INC., its general partner

By:
Name: Steven T. Snyder
Title: Chief Financial Officer

GLP FINANCING II, INC.

By:
Name: Brandon Moore
Title: Vice President and Secretary

This is one of the Notes referred to

in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

    as Trustee

By:
Authorized Signatory
Dated: ,

[Back of Note]

4.000% Senior Notes due 2031

This Note is one of a duly authorized series of notes (the “Notes”) of the Issuers designated as its 4.000% Notes due 2031 (the “Notes”). The Notes are all issued or to be issued under and pursuant to an Indenture, dated as of October 30, 2013, as supplemented by the First Supplemental Indenture, dated as of March 28, 2016, and the Tenth Supplemental Indenture, dated as of June 25, 2020 (the “Indenture”), duly executed and delivered by and among GLP Capital, L.P., a Pennsylvania limited partnership (the “Operating Partnership”), GLP Financing II, Inc., a Delaware corporation (together with the Operating Partnership, the “Issuers”), Gaming and Leisure Properties, Inc., as Parent Guarantor, and Wells Fargo Bank, National Association, as Trustee, to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Issuers, the Parent Guarantor, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered. The terms of individual series of Notes may vary with respect to interest rate or interest rate formulas, issue dates, maturity, redemption, repayment, currency of payment and otherwise. Capitalized terms used herein shall have the meanings assigned to them in the Indenture unless otherwise indicated.

1. Interest. The Issuers promise to pay interest on the principal amount of this Note at 4.000% per annum until maturity. The Issuers shall pay interest semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be January 15, 2021. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Issuers will pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on January 1 and July 1 preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Liquidated Damages, if any, and interest at the office or agency of the Issuers maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest and any Liquidated Damages may be made by check mailed to the

Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and any Liquidated Damages on, all Global Notes and all other Notes the Holders of which hold at least $1,000,000 in principal amount of the Notes and shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers or any of their Subsidiaries may act in any such capacity.

4. Indenture. The Issuers issued the Notes under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption. The Issuers may redeem all or part of the Notes at any time at their option at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured 90 days prior to their maturity date (the “Par Call Date”) but for the redemption thereof (exclusive of interest accrued to, but not including, the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points, plus, in the case of both clauses (1) and (2) above, accrued and unpaid interest on the principal amount of the Notes being redeemed to, but not including, the date of redemption; provided, however, that if the Issuers redeem the Notes on or after the Par Call Date, the redemption price will equal 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but not including, the date of redemption; provided, further, that installments of interest that are due and payable on any interest payment dates falling on or prior to a redemption date shall be payable on such interest payment dates to the persons who were registered Holders of the Notes at the close of business on the applicable record dates.

In addition to the foregoing, if any Gaming Authority requires that a Holder or Beneficial Owner of Notes must be licensed, qualified or found suitable under any applicable Gaming Laws and such Holder or Beneficial Owner (i) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority, or (ii) is denied such license or qualification or not found suitable, or if any Gaming Authority otherwise requires that Notes from any Holder or Beneficial Owner be redeemed, subject to applicable Gaming Laws, the Issuers shall have the right, subject to applicable Gaming Laws, at their option (i) to require any such Holder or Beneficial Owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority, or (ii) to call for the redemption of the Notes of such Holder or Beneficial Owner at a redemption price equal to the least of (A) the principal amount thereof, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, (B) the price at which such Holder or Beneficial Owner acquired the Notes, together with accrued interest to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority, or (C) such other lesser amount as may be required by any Gaming Authority.

6. Mandatory Redemption. The Issuers shall not be required to make mandatory redemption payments with respect to the Notes.

7. [Reserved].

8. [Reserved].

9. Notice of Redemption. Except as otherwise provided in the Indenture, including as provided in Section 3.03(a) of the Indenture, notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption or during the period between a record date and the corresponding Interest Payment Date.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to Sections 6.04 and 6.07 of the Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of the Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under Section 9.02 of the Indenture may not: (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes; (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of, or interest or premium on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium on the Notes; (vii) waive a redemption payment with respect to any Note; or (viii) make any change in Section 6.04 or 6.07 of the Indenture or in the foregoing amendment and waiver provisions.

Notwithstanding Section 9.02 of the Indenture, the Issuers and the Trustee may amend or supplement the Indenture or this Note without the consent of any Holder of a Note: (i) to cure any ambiguity, defect, mistake or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of Article II of the Indenture (including the related definitions) in a manner that does not materially adversely affect any Holder; (iii) to provide for the assumption of the Issuers’ obligations to the Holders of the Notes by a successor to the Issuers pursuant to Article V of the Indenture; (iv) to comply with the rules of any applicable securities depositary; to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the Holders of Notes; (v) to provide for the issuance of additional Notes of any series in accordance with the limitations set forth in the Indenture; (vi) to make any change that would provide any additional rights or benefits to the Holders of Notes (including to provide for any Guarantees of the Notes or any collateral securing the Notes or any Guarantees of the Notes) or that does not materially adversely affect the legal rights under the Indenture of any such Holder of the Note; (vii) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; or (viii) to conform the text of the Indenture or the Notes to any provision of the “Description of the Notes” section contained in the 2013 Offering Memorandum or the Prospectus Supplement filed in connection with the Notes as set forth in an Officer’s Certificate.

13. Defaults and Remedies. The following are “Events of Default” under the Indenture with respect to Notes of a particular series: (i) the Issuers default in the payment when due of interest on the Notes of such series and such default continues for a period of 30 days; (ii) the Issuers default in the payment when due of the principal of or premium, if any, on the Notes of such series when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise; (iii) subject to the last paragraph of Section 6.01 of the Indenture, the Issuers or any of their Subsidiaries fail to observe or perform any other covenant, representation, warranty or other agreement (other than a covenant or agreement included in the Indenture for the benefit of one or more series of Notes other than such series of Notes) in the Indenture or the Notes of such series for 60 days after the Issuers’ receipt of notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding that have such covenant, representation, warranty or other agreement; (iv) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of the Issuers’ recourse Indebtedness (or the payment of which the Issuers’ guarantee), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default: (x) is caused by a Payment Default; or (y) results in the acceleration of such Indebtedness prior to its express maturity (which, in the case of (x) or (y), such Indebtedness has not been Discharged or acceleration in respect of such Indebtedness has not been rescinded, annulled or cured within 20 Business Days after receipt by the Issuers of notice from the Trustee or Holders of at least 25% in principal amount of the Notes then outstanding specifying such default), and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100.0 million or more; and (v) certain events of bankruptcy or insolvency with respect to the Issuers or any of their Subsidiaries that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable.

Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuers, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or Liquidated Damages) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all the Holders rescind an acceleration and its consequences. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14. Trustee Dealings with Issuers. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

15. No Recourse Against Others. No director, officer, employee, incorporator or direct or indirect partner, member or stockholder, past, present or future, of the Issuers, the Parent Guarantor, any other Guarantor or any successor entity, as such, shall have any liability for any obligations of the Issuers or the Guarantors under the Indenture, the Notes or the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

GLP Capital, L.P. and GLP Financing II, Inc.

Wyomissing Professional Center

845 Berkshire Boulevard, Suite 200

Wyomissing, PA 19610

Attention: Steven T. Snyder

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                 to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

(1)

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of This Global Note	Amount of Increase in Principal Amount of This Global Note	Principal Amount of This Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Note Custodian

(1)	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF GUARANTEE

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, dated as of October 30, 2013, as amended, supplemented and modified by the First Supplemental Indenture, dated as of March 28, 2016, and as further amended, supplemented and modified by the Tenth Supplemental Indenture, dated as of June 25, 2020 (collectively, the “Indenture”), among GLP Capital, L.P. and GLP Financing II, Inc., as issuers (the “Issuers”), Gaming and Leisure Properties, Inc., as Parent Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Issuers’ 4.000% Senior Notes due 2031 (the “Notes”), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium or Liquidated Damages, if any, and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

GAMING AND LEISURE PROPERTIES, INC.

By:
Name: Steven T. Snyder
Title: Chief Financial Officer